Exhibit 99.1

DMI Adds Frapart as Chief Financial Officer to

Help Lead Growth Initiatives

SPRINGFIELD, Tenn.—(BUSINESS WIRE)—Jan. 5, 2006—Datrek Miller International, Inc. (DMI), a leading supplier of products and value-added services to the golf industry, (OTCBB: DMLL - News) has hired Randall J. Frapart as executive vice president and chief financial officer. Frapart will be responsible for all financial functions of DMI including accounting, treasury, risk management and investor relations.

“This was a critical position for us to fill as we continue to grow the company,” said Chief Executive Officer Mike Hedge. “Randy has an impressive resume with SEC and SOX experience and his forward-thinking, hands-on approach will further compliment our executive team.”

According to Hedge, filling the role of the chief financial officer function was crucial because DMI is beginning a concerted effort to grow the company through business development and acquisitions.

Prior to joining DMI, Frapart was CFO at HyperFeed Technologies Inc. (OTCBB: HYPR.OB - News), a market leading technology company based in Chicago. His other experience includes executive financial and operational positions with Cyvent Technologies, Business Logic Holding Co. and KPMG Peat Marwick. Frapart holds an M.B.A. in Management from the University of Texas and a Bachelor’s Degree in Accounting from Washington University in St Louis.

About Datrek Miller International, Inc.

Datrek Miller International, Inc. is a leading supplier of products and value-added services to the golf industry. The company has a 75 year history and reputation for designing, manufacturing, marketing, and supplying premium golf accessories including golf bags, travel covers, bag tags, head covers, towels, luggage, and a wide assortment of gifts and awards. DMI services over 6,000 points of sale through multiple distribution channels with a wide selection of products and value-added services representing multiple brands within the golf industry.

Contact:

Investor Relations Contact:

American Capital Ventures, Inc.

Howard Gostfrand, 305-918-7000

hg@amcapventures.com

www.amcapventures.com

or

Media Contact:

Alday Communications, Inc.

Mike Alday, 615-791-1535 ext. 22

mike@aldaycommunications.com